EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                                   (Unaudited)



Thousands, except per share amounts                          Three Months Ended March 31,
------------------------------------------------------------------------------------------
                                                                   2003               2002
                                                            ------------------------------
Earnings Applicable to Common Stock                         $    26,257         $   33,852

     Debenture Interest Less Taxes                                   71                 91
                                                            -----------         ----------

Net Income Available for Diluted Common Stock               $    26,328         $   33,943
                                                            ===========         ==========

Average Common Shares Outstanding                                25,617             25,266

     Stock Options                                                   35                 54

     Convertible Debentures                                         323                414
                                                            -----------         ----------

Diluted Common Shares                                            25,975             25,734
                                                            ===========         ==========

Diluted Earnings per Share of Common Stock                  $      1.01         $     1.32
                                                            ===========         ==========

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